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                                                                      EXHIBIT 12

                                GOLD KIST INC.
                     RATIO OF NET MARGINS TO FIXED CHARGES
                    FOR THE FIVE YEARS ENDED JUNE 29, 1996
                         (DOLLR AMOUNTS IN THOUSANDS)
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                                               1992     1993     1994     1995     1996
                                               ----     ----     ----     ----     ----
Fixed Charges:
  Debt interest                                18,838   17,163   13,924   17,525   21,065
  Interest portion of rents                     5,334    5,189    5,390    9,325    6,224
  Interest decrease (see below)                    --       --       --       --       --
                                              -------  -------  -------  -------  -------
    Total                                      24,172   22,352   19,314   26,850   27,289
                                              =======  =======  =======  =======  =======

Margins (loss) before income taxes,
  minority interest, and cumulative
  effect of change in accounting
  principle                                    (4,041)  43,692   50,074   25,586   62,119

Deduct:  Equity in Gain (Loss) of less than
         50% owned affiliates                   8,732    5,593     (453)     (21)   1,621
Add:  Earnings distributed by less than
         50% owned partnership                 22,695   11,404    1,770      653      697
Deduct:  Interest decrease (see below)             --       --       --       --       --
                                              -------  -------  -------  -------  -------
                                              $ 9,922  $49,503  $52,297  $26,260  $61,195
Fixed charges                                  24,172   22,352   19,314   26,850   27,289
                                              -------  -------  -------  -------  -------
    Subtotal                                   34,094   71,855   71,611   53,110   88,484
Divided by fixed charges                       24,172   22,352   19,314   26,850   27,289
                                              -------  -------  -------  -------  -------
    Ratio                                        1.41     3.21     3.71     1.98     3.24
                                              =======  =======  =======  =======  =======
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